Exhibit 99.1

Thomas Melito
NEWS RELEASE	Vice President - Treasurer
FOR IMMEDIATE RELEASE	(972) 409-1527

Michaels Stores, Inc. Reports Record Fourth Quarter and Fiscal Year Results

IRVING, Texas — March 15, 2012 — Michaels Stores, Inc. (the “Company”) today reported unaudited financial results for the fourth quarter and fiscal year ended January 28, 2012. Total sales for the quarter were $1.404 billion, a 5.5% increase from fiscal 2010 fourth quarter sales of $1.331 billion.

“Both our fourth quarter and fiscal year operating results were records and exceeded expectations due to stronger sales and improved margin,” said John Menzer, Chief Executive Officer. “We believe the improved focus on our customer, both in-store and with our multi-channel digital marketing efforts, is resonating well with them. We are pleased with the increased penetration of our private label products which has now reached 50% of Michaels stores non-custom sales.”

Operating Results

Same-store sales for the quarter increased 4.4% due to a 4.9% increase in transactions, partially offset by a 0.5% decrease in average ticket. The fluctuation in exchange rates between the Canadian and US dollars adversely affected same-store sales for the fourth quarter by approximately 10 basis points.

For the year, net sales increased 4.4% to $4.210 billion as a result of a 3.2% increase in same-store sales and $51 million in incremental sales from non-comparable new stores. The increase in same-store sales was driven by a 2.0% increase in transactions and a 1.2% increase in average ticket including a favorable currency translation of approximately 20 basis points.

The Company’s gross profit, inclusive of occupancy costs, increased $38 million for the quarter to $561 million. Gross margin increased 70 basis points to 40.0% driven primarily by an improvement in merchandise margin. The improvement in merchandise margin is primarily attributable to our private brand and global sourcing initiatives and the continued focus on pricing and promotion initiatives.

Fiscal 2011 gross profit increased $120 million to $1.684 billion. Gross margin improved 120 basis points over the prior year to 40.0% of sales primarily as a result of 140 basis point improvement in merchandise margin. The improvement in year-to-date merchandise margin is attributable to our private brand and global sourcing initiatives and improved pricing and promotion management, as well as increased focus on inventory management. These amounts were partially offset by a 30 basis point increase in freight and distribution costs.

Selling, general and administrative expense in the fourth quarter increased $12 million to $324 million and, as a percentage of sales, decreased 30 basis points to 23.1% versus the prior year period due primarily to increased leverage of store operating expenses on higher comparable store sales. Fiscal 2011 selling, general and administrative expense increased $39 million to $1.098 billion. As a percentage of net sales, selling, general and administrative expense decreased 20 basis points due to increased leverage of payroll and benefits from higher comparable store sales.

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

(972) 409-1300

Operating income increased 13.0% to $234 million, or to 16.7% of sales in the fourth quarter of fiscal 2011 from 15.6% of sales in the fourth quarter of fiscal 2010. Fiscal 2011 operating income was $569 million, or 13.5% of sales, versus $488 million, or 12.1% of sales, for fiscal 2010.

Interest expense was down slightly for the fourth quarter at $66 million. Interest expense for fiscal 2011 was $254 million, a decrease of $22 million versus the prior year expense of $276 million, due to a lower average interest rate and a $178 million reduction in our total debt outstanding.

During the quarter, the Company repurchased $21 million face value of its 13% Subordinated Discount Notes which resulted in a $2 million loss on early extinguishment of debt. For fiscal 2011, loss on the early extinguishment of debt was $18 million primarily due to repurchases of $163 million face value of our 13% Subordinated Discount Notes.

Other expense for the quarter reflects $4 million of foreign exchange rate losses and a $1 million loss from the change in the fair value of the interest rate cap. Other expense for fiscal 2011 reflects a $5 million loss in the fair value of the interest rate cap and $4 million of foreign exchange rate losses.

The effective tax rates for the fourth quarter of fiscal 2011 increased to 39.7% from 29.7% in the prior year period. The fiscal 2010 fourth quarter effective rate was lower due to fluctuations in proportional quarterly earnings and audit settlements with taxing authorities. The effective tax rates for fiscal 2011 and fiscal 2010 were 38.8% and 30.8%, respectively. The lower effective rate in the fiscal 2010 was driven primarily by audit settlements with taxing authorities.

Net income decreased 1.0% in the fourth quarter to $97 million for the thirteen weeks ended January 28, 2012, compared to $98 million for the thirteen weeks ended January 29, 2011. The decline in net income was primarily driven by an additional $22 million for income tax expense due to a higher effective tax rate. For the year, net income was $176 million, compared to a net income of $103 million for the fifty-two weeks ended January 29, 2011.

Adjusted EBITDA for the fourth quarter of fiscal 2011 increased 11.2% to $268 million, or 19.1% of sales, compared with $241 million, or 18.1% of sales, for the same period last year. Fiscal 2011 Adjusted EBITDA increased 13.5% to $706 million, or 16.8% of sales, compared with $622 million, or 15.4% of sales, for fiscal 2010. Reconciliations of GAAP measures to non-GAAP Adjusted EBITDA presented herein are included at the end of this press release.

Balance Sheet and Cash Flow

Year-end debt levels decreased $178 million to $3.490 billion compared to $3.668 billion as of the end of fiscal 2010.  The decrease is primarily the result of the repurchases of $155 million accreted value of our 13% Subordinated Discount Notes and $7 million face value of our 11 3/8% Senior Subordinated Notes. We also made a voluntary prepayment of $50 million on our senior secured term loan facility during the first quarter of fiscal 2011. These repayments are partially offset by $34 million of non-cash accretion associated with our 13% Subordinated Discount Notes.

The Company’s cash balance at the end of fiscal 2011 was $371 million; an increase of $52 million over last year’s ending balance. The Company had no borrowings outstanding and $615 million of availability under its revolving credit facility.

Adjusted leverage of debt less cash on hand improved to 4.4x from 5.4x last year as a result of the Company’s improved operating performance and focus on debt reduction.

Average inventory per Michaels store at the end of fiscal 2011, inclusive of distribution centers, was $757,000, down from last year’s balance of $758,000.

Capital spending during fiscal 2011 totaled $109 million versus $81 million for fiscal 2010. Approximately $53 million of current year expenditures were attributable to real estate activities, including new, relocated, existing and remodeled stores, with the remainder being attributable to information system and corporate investments. The Company currently plans capital expenditures for fiscal 2012 to be in the range of $140 to $160 million as it accelerates new store openings and continues investment in infrastructure and other long-term investments.

During fiscal 2011, the Company opened 40 new stores, including 15 relocations, and closed six Michaels stores. In addition, the Company closed three Aaron Brothers stores during this period. The Company currently plans to open 45 to 50 new stores, including 7 stores in Québec and 10 to 15 relocations, for fiscal 2012.

The Company will host a conference call at 8:00 a.m. Central time today. Those who wish to participate in the call may do so by dialing 866-425-6198, conference ID# 35701253. Any interested party will also have the opportunity to access the call via the internet at www.michaels.com. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. A recording will be available for 30 days after the date of the event. Recordings may be accessed at www.michaels.com or by phone at 800-642-1687, PIN # 35701253.

Michaels Stores, Inc. is North America’s largest specialty retailer of arts, crafts, framing, floral, wall décor and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of March 14, 2012, the Company owns and operates 1,066 Michaels stores in 49 states and Canada, and 130 Aaron Brothers stores.

This news release may contain forward-looking statements that reflect our plans, estimates and beliefs. Any statements contained herein (including, but not limited to, statements to the effect that the Company or its management “plans,” “estimates,” “believes” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission. Specific examples of forward-looking statements include, but are not limited to, forecasts of same-store sales growth, operating income, planned capital expendures, new store openings and other financial performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to: risks related to the effect of economic uncertainty; our reliance on foreign suppliers increases our risk of obtaining adequate, timely, and cost-effective product supplies; significant increases in inflation or commodity prices such as petroleum, natural gas, electricity, steel and paper may adversely affect our costs, including cost of merchandise; risks related to our substantial indebtedness; our debt agreements contain restrictions that limit our flexibility in operating our business; our growth depends on our ability to open new stores; our success will depend on how well we manage our business; changes in customer demand could materially adversely affect our sales, operating results and cash flow;  unexpected or unfavorable consumer responses to our promotional or merchandising programs could materially adversely affect our sales, operating results and cash flow; changes in newspaper subscription rates may result in reduced exposure to our circular advertisements; improvements to our supply chain may not be fully successful; our suppliers may fail us; risks associated with the vendors from whom our products are sourced could materially adversely affect our revenue and gross profit; product recalls and/or product liability, as well as changes in product safety and other consumer protection laws, may adversely impact our operations, merchandise offering, reputation and financial position; we have co-sourced certain of our information technology, accounts payable, payroll, accounting and human resources functions and may co-source other administrative functions, which make us more dependent upon third parties; we may be subject to information technology system failures or network disruptions, or our information systems may prove inadequate, resulting in damage to our reputation, business operations, and financial conditions; failure to adequately maintain security and prevent unauthorized access to our electronic and other confidential information and data breaches could materially adversely affect our financial condition and operating results; changes in regulations or enforcement, or our failure to comply with existing or future regulations, may adversely impact our business; a weak fourth quarter would materially adversely affect our operating results; competition, including internet-based competition, could negatively impact our business; failure to attract and retain quality sales, distribution center or experienced buying and management personnel could adversely affect our performance; our real estate leases generally obligate us for long periods, which subjects us to various financial risks;  catastrophic events, including geo-political events and weather, may adversely impact our results; the interests of our controlling stockholders may conflict with the interests of our creditors; and other factors as set forth in our prior filings with the Securities and Exchange Commission.  We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

Michaels Stores, Inc.

Supplemental Disclosures Regarding Non-GAAP Financial Information

The following table sets forth the Company’s Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”).  The Company defines EBITDA as net income before interest, income taxes, discontinued operations, goodwill impairment, depreciation and amortization. Additionally, the table presents Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”).  The Company defines Adjusted EBITDA as EBITDA adjusted for certain defined amounts that are added to, or subtracted from, EBITDA (collectively, the “Adjustments”) in accordance with the Company’s $2.4 billion Senior secured term loan and $850 million Asset-based revolving credit facility. The Adjustments are described in further detail in the footnotes to the table below.

The Company has presented EBITDA and Adjusted EBITDA in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company uses EBITDA, among other metrics, to evaluate operating performance, to plan and forecast future periods’ operating performance and as an element of its incentive compensation targets for certain management personnel. Adjusted EBITDA is a required calculation under the Company’s Senior secured term loan and its Asset-based revolving credit facility. As it relates to the Senior secured term loan, Adjusted EBITDA is used in the calculations of fixed charge coverage and leverage ratios, which, under certain circumstances may result in limitations on the Company’s ability to make restricted payments as well as the determination of mandatory repayments of the loans. Under the Asset-based revolving facility, Adjusted EBITDA is used in the calculation of fixed charge coverage ratios, which, under certain circumstances, may restrict the Company’s ability to make certain payments (characterized as restricted payments), investments (including acquisitions) and debt repayments.

As EBITDA and Adjusted EBITDA are not measures of operating performance or liquidity calculated in accordance with U.S. GAAP, these measures should not be considered in isolation of, or as a substitute for, net income, as an indicator of operating performance, or net cash provided by operating activities as an indicator of liquidity.  Our computation of EBITDA and Adjusted EBITDA may differ from similarly titled measures used by other companies. As EBITDA and Adjusted EBITDA exclude certain financial information compared with net income and net cash provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded. The table below shows a reconciliation of EBITDA and Adjusted EBITDA to net earnings and net cash provided by operating activities.

Michaels Stores, Inc.

Consolidated Balance Sheets

(In millions, except share and per share amounts)

(Unaudited)

Subject to reclassification

	January 28,	January 29,
	2012	2011
ASSETS
Current assets:
Cash and equivalents	$371	$319
Merchandise inventories	840	826
Prepaid expenses and other	80	73
Deferred income taxes	42	52
Income tax receivable	1	1
Total current assets	1,334	1,271
Property and equipment, at cost	1,391	1,329
Less accumulated depreciation and amortization	(1,079)	(1,028)
Property and equipment, net	312	301
Goodwill	95	95
Debt issuance costs, net of accumulated amortization of $74 at January 28, 2012 and $60 at January 29, 2011	59	72
Deferred income taxes	18	32
Other assets	4	9
Total non-current assets	176	208
Total assets	$1,822	$1,780

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$301	$273
Accrued liabilities and other	389	384
Current portion of long-term debt	127	1
Deferred income taxes	1	—
Income taxes payable	19	27
Total current liabilities	837	685
Long-term debt	3,363	3,667
Deferred income taxes	11	4
Other long-term liabilities	85	78
Total long-term liabilities	3,459	3,749
Total liabilities	4,296	4,434
Commitments and contingencies
Stockholders’ deficit:
Common Stock, $0.10 par value, 220,000,000 shares authorized; 118,265,885 shares issued and outstanding at January 28, 2012; 118,419,850 shares issued and outstanding at January 29, 2011	12	12
Additional paid-in capital	48	43
Accumulated deficit	(2,540)	(2,716)
Accumulated other comprehensive income	6	7
Total stockholders’ deficit	(2,474)	(2,654)
Total liabilities and stockholders’ deficit	$1,822	$1,780

Note: Certain fiscal 2010 amounts have been adjusted for income tax related items.

Michaels Stores, Inc.

Consolidated Statements of Operations

(In millions)

(Unaudited)

Subject to reclassification

	Quarter Ended		Year Ended
	January 28,	January 29,	January 28,	January 29,
	2012	2011	2012	2011

Net sales	$1,404	$1,331	$4,210	$4,031
Cost of sales and occupancy expense	843	808	2,526	2,467
Gross profit	561	523	1,684	1,564
Selling, general, and administrative expense	324	312	1,098	1,059
Related party expenses	3	4	13	14
Store pre-opening costs	—	—	4	3
Operating income	234	207	569	488
Interest expense	66	69	254	276
Loss on early extinguishment of debt	2	—	18	53
Other (income) and expense, net	5	(2)	9	10
Income before income taxes	161	140	288	149
Provision for income taxes	64	42	112	46
Net income	$97	$98	$176	$103

Note: Certain fiscal 2010 amounts have been adjusted for income tax related items.

Michaels Stores, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

Subject to reclassification

	Fiscal Year
	2011	2010
Operating activities:
Net income	$176	$103
Adjustments:
Depreciation and amortization	101	103
Share-based compensation	9	8
Debt issuance costs amortization	17	20
Accretion of long-term debt	35	50
Change in fair value of contingent consideration	(4)	—
Change in fair value of interest rate cap	5	12
Loss on early extinguishment of debt	18	53
Changes in assets and liabilities:
Merchandise inventories	(14)	47
Prepaid expenses and other	(7)	(1)
Deferred income taxes	32	(28)
Accounts payable	38	36
Accrued interest	—	(4)
Accrued liabilities and other	5	31
Income taxes payable	(8)	16
Other long-term liabilities	10	(8)
Net cash provided by operating activities	413	438

Investing activities:
Business acquisition	—	(2)
Additions to property and equipment	(109)	(81)
Net cash used in investing activities	(109)	(83)

Financing activities:
Issuance of senior notes due 2018	—	794
Repayments on senior notes due 2014	—	(791)
Repurchase of subordinated discount notes due 2016	(170)	—
Repayments on senior secured term loan facility	(50)	(228)
Repurchase of senior subordinated notes due 2016	(7)	—
Borrowings on asset-based revolving credit facility	145	48
Payments on asset-based revolving credit facility	(145)	(48)
Payment of debt issuance costs	(7)	(34)
Repurchase of Common Stock	(6)	—
Proceeds from stock options exercised	2	—
Change in cash overdraft	(14)	6
Net cash used in financing activities	(252)	(253)

Net increase in cash and equivalents	52	102
Cash and equivalents at beginning of period	319	217
Cash and equivalents at end of period	$371	$319

Supplemental Cash Flow Information:
Cash paid for interest	$201	$208
Cash paid for income taxes	$86	$64
Non-cash investing activity:
Contingent consideration liability	$—	$4

Note: Certain fiscal 2010 amounts have been adjusted for income tax related items.

Michaels Stores, Inc.

Summary of Operating Data

(Unaudited)

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of operations: (Schedule may not foot due to rounding)

	Quarter Ended		Year Ended
	January 28,	January 29,	January 28,	January 29,
	2012	2011	2012	2011
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	60.0	60.7	60.0	61.2
Gross profit	40.0	39.3	40.0	38.8
Selling, general, and administrative expense	23.1	23.4	26.1	26.3
Related party expenses	0.2	0.3	0.3	0.3
Store pre-opening costs	—	—	0.1	0.1
Operating income	16.7	15.6	13.5	12.1
Interest expense	4.7	5.2	6.0	6.8
Loss on early extinguishment of debt	0.1	—	0.4	1.3
Other (income) and expense, net	0.4	(0.2)	0.2	0.2
Income before income taxes	11.5	10.6	6.9	3.8
Income tax expense	4.6	3.2	2.7	1.2
Net income	6.9	7.4	4.2	2.6

The following table sets forth certain of our unaudited operating data:

	Quarter Ended		Year Ended
	January 28,	January 29,	January 28,	January 29,
	2012	2011	2012	2011
Michaels stores:
Retail stores open at beginning of period	1,063	1,046	1,045	1,023
Retail stores opened during the period	2	—	25	23
Retail stores opened (relocations) during the period	1	—	15	10
Retail stores closed during the period	(1)	(1)	(6)	(1)
Retail stores closed (relocations) during the period	(1)	—	(15)	(10)
Retail stores open at end of period	1,064	1,045	1,064	1,045

Aaron Brothers stores:
Retail stores open at beginning of period	135	141	137	152
Retail stores opened during the period	—	—	—	—
Retail stores opened (relocations) during the period	—	—	—	—
Retail stores closed during the period	(1)	(4)	(3)	(15)
Retail stores closed (relocations) during the period	—	—	—	—
Retail stores open at end of period	134	137	134	137

Total store count at end of period	1,198	1,182	1,198	1,182

Other operating data:
Average inventory per Michaels store (1)	$757	$758	$757	$758
Comparable store sales increase (2)	4.4%	0.7%	3.2%	2.5%

(1)	Average inventory per Michaels store calculation excludes Aaron Brothers.

(2)

Comparable store sales increase represents the increase in net sales for stores open the same number of months in the indicated period and the comparable period of the previous year, including stores that were relocated or expanded during either period. A store is deemed to become comparable in its 14th month of operation in order to eliminate grand opening sales distortions. A store temporarily closed more than 2 weeks due to a catastrophic event is not considered comparable during the month it closed. If a store is closed longer than 2 weeks but less than 2 months, it becomes comparable in the month in which it reopens, subject to a mid-month convention. A store closed longer than 2 months becomes comparable in its 14th month of operation after its reopening.

Michaels Stores, Inc.

Reconciliation of Adjusted EBITDA

(in millions)

Subject to reclassification

	Quarter Ended		Year Ended
	January 28,	January 29,	January 28,	January 29,
	2012	2011	2012	2011

Net cash provided by operating activities	$314	$323	$413	$438
Depreciation and amortization	(26)	(26)	(101)	(103)
Share-based compensation	(2)	(2)	(9)	(8)
Debt issuance costs amortization	(4)	(6)	(17)	(20)
Accretion of long-term debt	—	(13)	(35)	(50)
Change in fair value of contingent consideration	3	3	4	—
Change in fair value of interest rate cap	(1)	—	(5)	(12)
Loss on early extinguishment of debt	(2)	—	(18)	(53)
Changes in assets and liabilities	(185)	(181)	(56)	(89)
Net income	97	98	176	103
Interest expense	66	69	254	276
Loss on early extinguishment of debt	2	—	18	53
Income tax provision	64	42	112	46
Depreciation and amortization	26	26	101	103
EBITDA	255	235	661	581
Adjustments:
Share-based compensation	2	2	9	8
Sponsor fees	3	4	13	14
Termination expense	—	1	1	1
Pre-opening costs	—	—	4	3
Store remodel costs	1	—	2	—
Foreign currency transaction losses (gains)	4	1	4	(2)
Store closing costs	4	—	7	2
Gain on contingent consideration	(3)	—	(4)	—
Loss (gain) on interest rate cap	1	(3)	5	12
Other (1)	1	1	4	3
Adjusted EBITDA	$268	$241	$706	$622

(1) Other adjustments relate to items such as the moving & relocation expenses, franchise taxes and foreign currency hedge.